TERM PROMISSORY NOTE

$250,000.00 USD
Dated:  December 12, 2008

For Value Received, Webdigs, Inc., a Delaware corporation whose principal executive office is at 3433 West Broadway St., NE, Suite 501, Minneapolis, Minnesota 55413 (“Maker”), hereby promises to pay to the order of Lantern Advisors, LLC, whose business address is at 80 South Eighth Street, Suite 900, Minneapolis, Minnesota 55402 (c/o Joseph A. Geraci, II), or its registered assigns (“Payee”), upon the terms set forth below, the principal sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), with interest thereon at the rate set forth below.

1.
Interest and Payments.  Maker shall make monthly interest payments to Payee in the amount equal to one percent (1%) of the outstanding principal (i.e., initially $2,500) (plus any accrued but unpaid interest) as of the end of each calendar month, the equivalent of twelve percent (12%) interest per annum.  Each monthly interest payment shall be made by the 15th calendar day of the month following the month in which the interest accrued.  The first interest payment shall be made by January 15, 2009 in the amount of $2,747 (such amount being equal to a 12% interest rate applied against the initial 34 days from the date hereof through January 15, 2009).  The entire outstanding principal balance and accrued by unpaid interest shall be due and payable on September 30, 2009 (the “Maturity Date”), unless accelerated earlier in accordance with Section 4 of this Note or unless converted by Payee in accordance with Section 14.  Maker may prepay amounts due under this Note, in whole or in part, prior to the Maturity Date and without penalty, but may not prepay amounts due under this Note at any time after Payee shall have given Maker a Conversion Notice under Section 14.  All payments under this Note shall be made by either cash, check or wire transfer of immediately available funds to Payee (pursuant to written instructions from Payee) and in United States Dollars (USD).  In the event of non-payment or a late payment of interest occurring after the 20th calendar day of any particular month (i.e., more than five days past due), interest shall accrue on the outstanding principal amount at the per annum rate of 18%.

2.
Security.  The amounts owed under this Note are secured pursuant to the terms of a Pledge Agreement of even date herewith (the “Pledge Agreement”).  In addition, the amounts owed under this Note shall also be guaranteed by Robert A. Buntz, Jr., pursuant to the terms of a Guaranty Agreement of even date herewith (the “Guaranty”).

3.
Issuance of Shares.  As of the date first set forth above, Maker shall issue to Payee a total of 200,000 shares of its common stock, which shall be duly authorized, validly issued, fully paid and non-assessable.  Additionally, Maker shall within three days hereof cause to be issued to Payee a certificate representing the shares issued hereunder.

4.
Events of Default.  The term “Event of Default,” wherever used herein, means any one of the following events (whatever the reason therefor and regardless of whether any such event shall have occurred voluntarily, involuntarily, by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)	any default in the payment of amounts due under this Note, as and when the same shall become due and payable;

(b)
Maker’s failure to observe or perform an obligation under, or Maker’s breach of any material representation, warranty, term or provision of, this Note or the Pledge Agreement (or any breach of the Guaranty), with such failure or breach not having been remedied within ten days after the date on which written notice of such failure or breach shall have been sent to Maker in accordance with Section 9 below (it being understood that there shall be no cure period available to Maker hereunder in the event that any failure or breach is unable to be cured, as determined in the discretion of Payee);

(c)
Maker shall commence, or there shall be commenced against any Maker, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker, or there is commenced against Maker any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or

(d)
Maker is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; or a custodian for Maker is appointed for any substantial part of Maker’s property which continues undischarged or unstayed for a period of 60 days; or Maker makes a general assignment for the benefit of creditors.

If any Event of Default occurs, then all principal and accrued but unpaid interest thereon under this Note shall, at Payee’s election, become immediately due and payable in the manner described in Section 1 above.  Payee need not provide Maker with, and Maker hereby waives any right to, notice of any kind, including any right to demand or protest.

5.	Representations and Warranties. Maker hereby represents and warrants to Payee as follows:

(a)  No Material Changes.  Since the date of the latest financial statements included in Maker’s public filings with the Securities and Exchange Commission (the “SEC”), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on Maker or its business, taken as a whole, (ii) Maker has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in Maker’s financial statements pursuant to generally accepted principles of accounting or disclosed in filings made with the SEC, (iii) Maker has not altered its method of accounting, and (iv) Maker has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or entered into any agreements to purchase or redeem any shares of its capital stock.  Maker does not have pending with the SEC any request for confidential treatment of information.

(b)  Disclosure in SEC Reports.  The information contained in the reports filed by Maker with the SEC, as  of the date of their respective filings, did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  Financial Statements.  On or prior to the date hereof, Maker has provided Payee (or its representative) with its unaudited financial statements (or substantially similar financial information) for the quarterly period ending October 31, 2008 (the “Financial Information”).  The Financial Information provided to Payee, and the financial statements of Maker included in reports filed with the SEC, fairly present in all material respects the financial position of Maker as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited Financial Information and other quarterly financial statements, to normal year-end audit adjustments).

6.
No Waiver of Payee’s Rights.  All payments of principal shall be made without setoff, deduction or counterclaim.  No delay or failure on the part of Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right.  Acceptance by Payee of less than the full amount due and payable hereunder shall in no way limit the right of Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.
Legal Fees.  Maker acknowledges and agrees that $20,000, representing a portion of the outstanding amounts owed by Maker to Maslon Edelman Borman and Brand, LLP (“Maslon”), shall be transferred by Payee directly to Maslon in satisfaction of a portion of Maker’s indebtedness to Maslon.  In addition, $4,000, representing the legal fees incurred by Payee in connection with the loan evidenced by this Note, shall be transferred by Payee directly to Maslon.  The foregoing amounts, aggregating $24,000, shall be withheld from the loan proceeds delivered to Maker in connection with this Note.  Maslon shall be a third-party beneficiary to the covenant under this Section 7.

8.
Cumulative Rights and Remedies. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note or applicable law (including at equity).  The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees that Payee may take from time to time.

9.
Collection Expenses. If Payee shall commence an action or proceeding to enforce its rights under this Note, then Maker shall be obligated to reimburse Payee for its costs of collection and attorneys’ fees incurred with the investigation, preparation and prosecution of such action or proceeding.

10.
Severability.  If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

11.
Successors and Assigns. This Note shall be binding upon Maker and its successors and shall inure to the benefit of Payee and its successors and assigns.  The term “Payee,” as used herein, shall also include any endorsee, assignee or other holder of this Note.

12.
Governing Law; Dispute Resolution.  This Note shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles.  Any judicial action to enforce any right of any party under this Note may be brought and maintained in Minnesota state or federal courts.  Accordingly, the parties hereby submit to the process, jurisdiction and venue of any such court.

13.
Notices. Any and all notices or other communications or deliveries to be provided by Payee or Maker hereunder shall be in writing and delivered to the address of Payee or Maker set forth in the introductory paragraph of this Note, as applicable.  In the case of any notices or communications or deliveries to be provided to Payee, a copy thereof must also be provided to Maslon Edelman Borman & Brand, LLP (attention Paul D. Chestovich), 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402.

14.
Optional Conversion.  At Payee’s option, Payee may, at any time and from time to time, convert all or any portion of amounts owed under this Note by giving Maker written notice of intent to exercise such right (the “Conversion Notice”).  Upon delivery of a Conversion Notice, together with the surrender by Payee of this Note for cancellation (the date upon which both of such requirements shall have been fulfilled is referred to herein as the “Conversion Date”), Payee shall be entitled to receive that number of shares of common stock of Maker equal to the quotient obtained by dividing (i) the amount owed hereunder that is identified in the Conversion Notice as being converted, by (ii) 75% of the lowest bid price of the common stock of Maker as reported on the OTCBB or Pink Sheets (or other applicable quotation medium) during the five trading days prior to the Conversion Date.  Maker shall cause one or more stock certificates (as directed by Payee) to be delivered to Payee within five business days of the Conversion Date, together with a replacement promissory note (identical in all respects to this Note, other than reflecting an appropriate reduction in any principal amount earlier converted hereunder) in cases involving a conversion of less than all amounts then owing under this Note.

In Witness Whereof, the undersigned has executed this Note.

WEBDIGS, INC.

By:	/s/ Robert A. Buntz, Jr.
By: Robert A. Buntz, Jr.
Its: Chief Executive Officer